EXHIBIT 10.1

INTERCREDITOR AND STANDBY AGREEMENT

          This Intercreditor and Standby Agreement (the "Agreement") is made effective as of the 4th day of September, 2008 (the "Effective Date") by and between Execute Sports, Inc., a Nevada corporation ("Borrower"), and all other Senior Lender(s) (as defined below) of Borrower.

RECITALS

          WHEREAS, the Borrower's outstanding Senior Debt (as defined below) is secured by a perfected senior security interest in all of Borrower's assets more particularly described on Exhibit A attached hereto and incorporated herein (the "Collateral"); and

          WHEREAS, Borrower wishes to create additional senior security interests in the Collateral so that Borrower may issue additional Senior Debt for the payment or securing of any other obligation that Borrower, in its sole and absolute discretion, decides is appropriate (subject to the restrictions contained herein); and

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual promises and covenants herein made, the parties hereto agree as follows:

          1.          Senior Lender(s) Defined.  For purposes of this Agreement the term "Senior Lender(s)" shall mean any and all holders of Borrower's Senior Debt now existing or hereafter incurred or created.

          "Senior Debt" means all indebtedness and other obligations, however incurred (including obligations and/or indebtedness owed to employees, insiders and/or affiliates of Borrower), payable directly or indirectly by Borrower, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed by Borrower, including, but not limited to: the principal of and interest on all loans, letters of credit, lines of credit, other extensions of credit, and all other indebtedness or obligations of Borrower provided that (i) the instrument(s) evidencing and/or securing such obligation(s) shall include an executed (senior) Security Agreement that grants a senior security interest in the Collateral, and (ii) the holder of any such instrument of indebtedness described herein has executed this Agreement or has agreed in writing to be bound by its terms.

          2.          Senior Loan Documents.  Senior Loan Documents are all documents that evidence, define, secure, underlie or accompany any Senior Debt now or hereafter outstanding, which may include, but are not be limited to, the following (the "Senior Loan Documents"):
a.	This Intercreditor and Standby Agreement (must be included);
b.	Promissory Note(s) (convertible or non-convertible) payable to the Senior Lender(s);
c.	(senior) Security Agreement(s) with the Senior Lender(s);
d.	UCC-1 Financing Statements in favor of the Senior Lender(s); and
e.	Other documents, assignments, certificates, affidavits, assignments and/or warranties or representations executed in addition to or in connection with the issuance of Senior Loan Documents.

          Notwithstanding the foregoing, Senior Loan Documents must at least include an executed (senior) Security Agreement that grants a senior security interest in the Collateral and an executed version of this Agreement.

          3.          Issuance of Additional Senior Debt.  Borrower may issue additional Senior Debt, provided however, such additional issuances must be approved by the holders of a majority of the Senior Debt outstanding at the time of such new issuance. Any additional Senior Debt issued by Borrower must conform to the requirements of what constitutes Senior Debt as defined herein, including, but not limited to, the requirement that any holder of Senior Debt (now in existence or hereafter created) must execute this Agreement.

          4.          Priority of Liens.  Senior Lender(s) agree that at all times, whether before, after or during the pendency of any bankruptcy, reorganization or other insolvency proceeding involving Borrower, and notwithstanding the priorities which would ordinarily result from the order of the granting of any lien, or the order of filing of any financing statements or mortgages, the priorities of the liens in favor of the Senior Lender(s) shall be as follows:
a.

In the event of any distribution of the proceeds of any of the Collateral covered by the Senior Loan Documents whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of the obligations and indebtedness of Borrower, or the application of the assets of Borrower and including without limitation, the payment or liquidation thereof, or as a result of foreclosure of the Collateral, or the dissolution or winding up of Borrower's business or the sale of the Collateral (except in the ordinary course of business) or all or substantially all of Borrower's assets, all distributions of proceeds of said assets or Collateral shall be first made to the Senior Lender(s) pro rata with one another until the Borrower's obligations to the Senior Lender(s) under the Senior Loan Documents are paid in full.

          Notwithstanding anything in this Agreement to the contrary, payments made to any Senior Lender pursuant to the stated terms of any Senior Debt shall not be construed as a distribution for purposes of this Section 4.

          5.          Conduct of Liquidation.  The Senior Lender(s), or any of them, including holders of Senior Debt that are insiders or affiliates of the Borrower, may conduct a foreclosure or liquidation of the Collateral in which they have a lien pursuant to their respective loan documents subject, however, to the following:
a.	Any Senior Lender(s) which conducts a foreclosure or liquidation may only do so upon the prior written consent of the holders of a majority of the Senior Debt.
b.	The proceeds of any foreclosure or liquidation shall be distributed in accordance with Section 4 above.
c.

Any party which conducts a foreclosure or liquidation shall, upon request, provide any Senior Lender a written statement of the results of such foreclosure or liquidation and the distribution of the proceeds thereof.

d.

The parties agree that the holders of Senior Debt hold a senior lien as to the Collateral covered by the Senior Loan Documents and that they may not conduct a foreclosure or liquidation without the prior written consent of the holders of a majority of the Senior Debt, which any Senior Lender may withhold its individual consent in the sole and absolute discretion of any such Senior Lender.

e.

Any Senior Lender may, in its sole discretion, accelerate or demand payment of the Senior Debt held by such Senior Lender and may, with the prior written consent of the holders of a majority of the Senior Debt, initiate or conduct a liquidation, foreclose upon, realize upon, or exercise any of the Senior Lender's rights, powers and remedies with respect to the Collateral. subject to the requirements outlined herein.

f.

Senior Lender(s) each hereby waive any and all rights to require the other to marshal the Collateral or any part thereof upon any foreclosure or liquidation of any such Collateral, nor shall the Senior Lender(s) be required to first pursue or otherwise realize upon any other collateral (unconnected to the Collateral) and/or pursue its right under any guarantees of the Senior Debt. The Senior Lender(s) do hereby reserve their right to pursue all remedies afforded to them under the Senior Loan Documents without affecting their rights hereunder.

g.

Any Senior Lender needing the prior written consent of a majority of the holders within its class to take any particular action may count its own holdings within such class when tabulating whether a majority has been obtained. In the case of a Senior Lender (including a Senior Lender that is an insider or affiliate of the Borrower) which individually holds a majority of the outstanding Senior Debt such Senior Lender need not solicit any consents from any other Senior Lenders before proceeding with any action that requires majority consent.

          6.          List of Senior Lenders.  Borrower shall maintain a list of Senior Lenders which will promptly be made available upon written request to any holder of Senior Debt ("Secured Creditor List"). By signing this Agreement all parties hereto agree to maintain the Secured Creditor List in strict confidentiality.

          7.          Distribution of Insurance/Eminent Domain Proceeds.  In the event insurance or eminent domain proceeds are realized in any asset of the Borrower in which more than one party has a lien, then the proceeds thereof shall be distributed in accordance with provisions of Section 4 above.

          8.          Term.  This Agreement shall be irrevocable by Senior Lender(s) until all indebtedness, obligations and liabilities of Borrower to Senior Lender(s) have been paid and fully satisfied and all financing arrangements between Borrower and Senior Lender(s) have been terminated. Notwithstanding the foregoing, this Agreement may be terminated upon the unanimous consent of the holders of Senior Debt and the Borrower, provided however, in the case of the Borrower's rights hereunder succeeding or being assigned to a receiver, custodian or trustee, then the agreement of such receiver, custodian or trustee shall not be needed to terminate this Agreement and only the unanimous consent of the holders of Senior Debt will be required to terminate this Agreement at that time.

          9.          No Contest as to Liens.  Senior Lender(s) admit the validity and perfection of the liens held by the other in the Collateral and agree that so long as this Agreement shall not have terminated no party to this Agreement shall contest in any judicial, administrative or other proceeding the validity or perfection of such Senior Loan Documents or liens created thereby or the priority accorded to such liens hereunder.

          10.          Additional Assurances.  In furtherance of protecting the Collateral, or any portion thereof, any Senior Lender designated by a majority of the holders of Senior Debt (including a Senior lender that is an insider or affiliate of the Borrower) may take actions which include, but are not limited to, placing Borrower's deposit accounts under the control of any such designated Senior Lender. Any action taken by a designated Senior Lender intended to protect the Collateral, but not foreclose on same Collateral, shall not require any notification to the secured creditors if Borrower agrees in writing with the actions being taken.

          11.          Successors and Assigns.  This Agreement shall be binding upon, and shall insure to the benefit of, the parties hereto and their respective successors and assigns. The term "Borrower" as used herein shall also refer to the successors and assigns of the Borrower, including, without limitation, a receiver, trustee, custodian or debtor-in-possession. The Senior Lender(s) shall not sell, assign or transfer any of their interests in the Senior Debt unless or until the buyer, assignee or transferee shall deliver to Borrower an executed version of this Agreement, including any amendments hereto.

          12.          Intercreditor Agreement Prevails.  Notwithstanding anything contained in any of the other Senior Loan Documents to the contrary, if any terms of the other Senior Loan Documents or any other agreement or document executed in conjunction therewith, conflicts with any provision contained in this Agreement (which is one of the Senior Loan Documents) this Intercreditor Agreement shall prevail and all disputes, conflicts or interpretations shall be resolved in favor of this Intercreditor Agreement unless the affected parties thereto agree in writing otherwise. The Senior Lenders understand and agree that this Intercreditor Agreement may serve to create material modifications to any of the other Senior Loan Documents and/or the terms contained therein, without limitation.

          13.          Amendments.  This Intercreditor Agreement may be amended at any time, and as many times, and in any manner, upon the written consent of the holders of a majority of the Senior Debt, provided however, Section 12, 13 or 15(a) may not be amended without unanimous consent of the holders of Senior Debt.

          14.          Notices.  Any party sending a notice, demand or other communication must obtain an updated Secured Creditor List and deliver such notices to all Senior Lenders named on the List that are entitled to such notice. Any notice, demand and other communication required under this Agreement shall be made in writing and shall be deemed satisfactorily given upon delivery in hand, next business day if sent for delivery by commercial carrier, delivery by Federal Express or other overnight courier services, or four (4) business days after deposits in the United States mails, postage prepaid, by certified mail, return receipt requested, addressed as follows:
If to the Senior Lender(s):
To the address and contact person named for each Senior Lender(s) contained in the Secured Creditor List.

If to Borrower:
Execute Sports, Inc. 110 West 'C' Street, Suite 1300 San Diego, California 92101 Attn.: James R. Arabia

          15.          Relationship of Parties.
a.

The holders of a majority of the Senior Debt may agree, on behalf of all holders of Senior Debt, to a compromise of all of the Senior Debt or any exchange or restructuring of all the Senior Debt into any other security or instrument issued by Borrower. Such compromise, exchange or restructuring agreed to by a majority of the holders of Senior Debt shall be binding upon and have the same effect upon all holders of Senior Debt, provided however, each holder of Senior Debt must receive at least the same terms under any such compromise, exchange or restructuring as every other holder of Senior Debt, unless a holder of Senior Debt waives their right to equal treatment hereunder. For example; if the holders of a majority of Senior Debt agreed to accept a compromise payment of 50 cents for every dollar owed to such holders of Senior Debt then all holders of Senior Debt must accept such a compromise payment or if the holders of a majority of Senior Debt agreed to accept new debt (whether senior or unsecured), in exchange for the Senior Debt they own, having a face value of 50% of such Senior Debt, then all holders of Senior Debt must accept such an exchange into the new debt.

b.

By signing this Agreement each Senior Lender acknowledges that the holders of a majority of the Senior Debt could agree to a compromise, exchange or restructuring that would cause their Senior Debt to be materially compromised, exchanged or restructured in the same way. Each Senior Lender signing this Agreement hereby irrevocably and unconditionally indemnifies and holds harmless any Senior Lender that has agreed to any compromise, exchange or restructuring that effects the Senior Debt as a whole.

c.

Notwithstanding anything contained in this Agreement or any of the other Senior Loan Documents, or any applicable state or federal law to the contrary, and in addition to any other restrictions contained herein; Any Senior Lender(s) shall not take any action or legal action of any kind to collect upon their Senior Debt, including but not limited to, action to obtain a judgment for all or any portion of any of their Senior Debt, without the express prior written consent of the holders of a majority of the Senior Debt, which consent may be granted or withheld in the sole and absolute discretion of each holder of Senior Debt.

d.

Each holder of Senior Debt may be paid interest and principal according to the terms of their Senior Loan Documents. Nothing in this Agreement shall be construed to require such payments be construed as distributions.

          16.          Sale of Assets, Liens.  Notwithstanding anything contained in this Agreement or any of the other Senior Loan Documents, or any applicable state or federal law to the contrary; any sale of Borrower's assets, not made in the ordinary course of business (including the Collateral, or portions thereof), and the disposition of proceeds therefrom, if any, shall be deemed to have been done in accordance with the procedures outlined in this Agreement if such asset sale was approved by the holders of a majority of the Senior Debt, provided however, the distribution of proceeds, if any, may not be done in any manner that is less favorable than a pro rata distribution among the Senior Lenders.

          17.          Governing Law and Venue.  This Agreement is and shall be governed by and construed and enforced in accordance with the laws of the State of California without application of conflict of laws principles. Sole and proper venue and jurisdiction for any dispute arising out of or relating to this Agreement shall be San Diego County Superior Court in San Diego, California.

          18.          JURY TRIAL WAIVER.  SENIOR LENDER(S) HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY SENIOR LENDER(S) MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO. ALL PARTIES HERETO REPRESENT AND WARRANT THAT NO REPRESENTATIVE OR AGENT OF THE OTHER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SENIOR LENDER(S) WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS RIGHT TO JURY TRIAL WAIVER. BORROWER AND EAC SENIOR LENDER ACKNOWLEDGE THAT THEY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND TO ALLOW SENIOR LENDER(S) TO MAINTAIN A LIEN IN CERTAIN PROPERTY OF BORROWER BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

          19.          No Third Party Beneficiaries.  Nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of any person other than the parties hereto.

          20.          Section Titles.  The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not part of the agreement between the parties hereto.

          21.          Confidentiality.  The Parties agree to keep the terms and existence of this Agreement strictly confidential unless required to be disclosed by operation of law.

          22.          Severability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

          23.          Entire Agreement.  This Agreement fully and completely expresses the entire agreement between the parties hereto with respect to the subject matter hereof. There are no writings, conversations, representations, warranties, or agreements, which the parties intend to be a part hereof except as expressly set forth in this Agreement or to be set forth in the instruments or other documents delivered or to be delivered hereunder. This Agreement represents the entire agreement between the parties hereto and supersedes any and all previous written or oral agreements or discussions between the parties and any other person or legal entity concerning the transactions contemplated herein.

          24.          Gender and Number.  Wherever the context so requires, all words used in the singular shall be construed to include the plural, and vice versa, and words of any gender shall include any other gender.

          25.          Further Assurances.  Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

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          26.          Counterparts/Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

          IN WITNESS WHEREOF, the parties have entered into this Intercreditor and Standby Agreement as of the date first written above.

BORROWER:

Execute Sports, Inc.,
a Nevada corporation

By:  ______________________________________
     James R. Arabia, Chairman and CEO

SENIOR LENDER:

Dutchess Private Equities Fund LP,
a Cayman Islands exempt company

By:  ______________________________________
     Douglas H. Leighton, Director

EXHIBIT A

ASSETS

          All of the following properties, assets and rights of the Debtor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof:

          All cash and deposit accounts and personal and fixture property of every kind and nature including, without limitation, all furniture, fixtures, equipment, raw materials, inventory, other goods, accounts, contract rights, rights to the payment of money, insurance refund claims and all other insurance claims and proceeds, tort claims, chattel paper, documents, instruments, securities and other investment property, deposit accounts, rights to proceeds of letters of credit and all general intangibles including, without limitation, all tax refund claims, license fees, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature pursuant to which the Debtor possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property (whether tangible or intangible) of the Debtor, and all recorded data of any kind or nature, regardless of the medium of recording, including, without limitation, all software, writings, plans, specifications, formulations and schematics.

          The Debtor acknowledges and agrees that, in applying the law of any jurisdiction that at any time enacts all or substantially all of the uniform provisions of revised Article 9 of the Uniform Commercial Code approved by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and contained in the 1999 Official Text of the Uniform Commercial Code ("Revised Article 9"), the foregoing collateral description covers all assets of the Debtor.